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                                                                   EXHIBIT 10.13


                          Honeywell International Inc.
                            Supplemental Pension Plan











                                                            Amended and Restated
                                                           as of January 1, 2000






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Article I - Purpose

                Effective November 20, 1975, Allied Corporation adopted the Allied Corporation Supplemental Retirement Plan for Executives and Key Employees. Such plan is amended and restated effective January 1, 2000 as the Honeywell International Inc. Supplemental Pension Plan (the "Plan").

                The purpose of the Plan is to provide retired participants and their joint annuitants and beneficiaries under the Pension Plan with the amount of retirement income that is not provided under the Pension Plan because the participant deferred compensation under one or more nonqualified deferred compensation plans of Honeywell International Inc., including the Incentive Plan, the Supplemental Savings Plans and the Salary Deferral Plan or, by reason of the limits imposed by Section 415 and 401(a)(17) of the Code. The Plan is also intended to cover any contractual obligation Allied has to pay pension benefits which cannot be provided under the provisions of the Pension Plan.

                Except to the extent otherwise indicated, and to the extent otherwise inappropriate, the Pension Plan and the provisions thereof are hereby incorporated by reference.


Article II - Definitions

2.1 Accrued Pension Benefit - means the amount of retirement income payable under the Pension Plan to or with respect to a participant at or after termination of employment, or such earlier date requiring payment under this Plan.

2.2          Board of Directors - means the Board of Directors of Honeywell.

2.3 Code - means the Internal Revenue Code of 1986, as amended from time to time.

2.4 Committee - means the Management Development and Compensation Committee of Honeywell.

2.5 Incentive Plan - means the AlliedSignal Inc. Incentive Compensation Plan for Executive Employees, and all predecessor and successor plans.

2.6 Honeywell - means Honeywell International Inc., a Delaware corporation and its subsidiaries.

2.7 Pension Plan - means the AlliedSignal Inc. Retirement Program (or any successor defined benefit pension plan) and any other defined benefit pension plan covering salaried employees of Honeywell International Inc. other than (i) this Plan, (ii) the portion of any defined benefit pension plan providing benefits to employees under the Honeywell Retirement Benefit Plan formula and provisions of such pension plan, and (iii) the AlliedSignal Pension Plan for Contractual Obligations. Notwithstanding the foregoing, any Plan participant who is a participant in a plan described in subclause
             (ii) above and who has waived his or her right to the





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             change in control benefit to which he or she was previously entitled under the terms of a severance agreement or plan maintained by Honeywell Inc. and is a Participant in the Honeywell International Inc. Supplemental Executive Retirement Plan for Executives in Career Band 6 and Above shall have this definition apply without regard to subclause (ii) above.

2.8          Plan - means the Honeywell International Inc. Supplemental Pension
             Plan.

2.9 Salary Deferral Plan - means the Salary Deferral Plan for Selected Employees of Honeywell International Inc. and its Affiliates (Career Band 6 and above or employees who occupy positions equivalent thereto), as the same may be amended from time to time.

2.10 Supplemental Benefit - means the excess, if any, of (i) the retirement income payable to or with respect to a participant under the Pension Plan which would have been accrued by the participant
             (1) had the amount of deferred compensation awards under the Incentive Plan been compensation included for calculating benefits under the Pension Plan in the year the award would otherwise have been earned or payable as recognized by the Pension Plan, (2) had Participant Deferred Contributions, as that term is defined in the Supplemental Savings Plans, been compensation included for calculating benefits under the Pension Plan in the year the compensation would otherwise have been earned or payable as recognized by the Pension Plan, (3) had the portion of Base Annual Salary and Incentive Awards deferred by a participant under the terms of the Salary Deferral Plan, been compensation included for calculating benefits under the Pension Plan in the year the compensation would otherwise have been earned or payable as recognized by the Pension Plan, (4) had the limits of Code Section 415 and 401(a)(17) not been incorporated in the Pension Plan, and
             (5) had the participant met all the requirements for a benefit from the Pension Plan with respect to all other pension benefits which Honeywell has become contractually obligated to pay to the participant, over (ii) the participant's Accrued Pension Benefit.

2.11 Supplemental Savings Plans - means the Supplemental Non-Qualified Savings Plans for Highly Compensated Employees of Honeywell International Inc. and its Subsidiaries, as the same may be amended from time to time.






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Article III - Participation

Participation in the Plan shall be limited to:

              (a) those participants in the Pension Plan (and their joint annuitants and beneficiaries) who as a result of having deferred an award under the Incentive Plan or having deferred compensation under the Supplemental Savings Plans or the Salary Deferral Plan, receive or shall receive a lesser amount under the Pension Plan than would otherwise be paid or payable in the absence of such deferral;

              (b) those participants in the Pension Plan (and their joint annuitants and beneficiaries) who as a result of the limitations contained in Code Sections 415 or 401(a)(17) receive or will receive a lesser amount under the Pension Plan than would otherwise be paid or payable in the absence of such limitations, and

              (c) any employee who has entered into a contractual agreement with Honeywell under which Honeywell shall, after the termination of employment of the employee, provide a benefit in the form of a life annuity for the employee (and the employee's joint annuitant or beneficiary) as provided under the terms of the contractual agreement.


Article IV - Supplemental Benefit

4.01          Payment of Supplemental Benefit

              (a) Supplemental Benefits shall be payable directly to such participant, or such participant's joint annuitant or beneficiary, as applicable, from the general assets of Honeywell and Honeywell shall not be under any obligation to set aside any funds or other assets for the payment of the Supplemental Benefits under this Plan. Honeywell may, in its sole discretion, establish funds for payment of these Supplemental Benefits. However, any and all such funds shall remain assets of Honeywell and subject to the claims of creditors of such corporation. Such funds, if any, shall not be deemed to be assets of this Plan.

                      Notwithstanding the preceding paragraph, the Committee is authorized (but not required) to cause AlliedSignal (or any successor thereto) to fund all or a part of the Supplemental Benefits for such participant or participants as it may select in its sole discretion from time to time. The amount of such funded Supplemental Benefits shall not be assets of Honeywell and shall not be subject to the claims of creditors of Honeywell. Such participants, if any, and the amount of any funded Supplemental Benefits shall be designated in Appendix A and the





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                      Supplemental Benefits of any participant not designated in
                      Appendix A or the portion of any Supplemental Benefit not funded as designated in Appendix A shall not be so funded and shall remain subject to the provisions of the preceding paragraph of this Section 4.01(a). A participant designated on Appendix A who is married on the date any funded Supplemental Benefits commence under Section
                      4.01(b) must obtain the written consent of the participant's spouse in the form and manner prescribed by the Committee to the election of any form of payment of such funded Supplemental Benefits other than a 50% joint and survivor annuity with the participant's spouse designated as the joint annuitant. The Committee is authorized to select, appoint and remove trustees or other entities or individuals, to enter into, amend and terminate trust or other agreements, to create trust or other secured funds, to cause Honeywell to make contributions to such funds in such amounts as the Committee may determine from time to time and to take all other actions that it may determine to be necessary or helpful in implementing the funding, including providing for the payment of Supplemental Benefits in accordance with applicable law.

              (b) Any person entitled to a Supplemental Benefit shall be entitled to payment of such benefit only from the date on which such Supplemental Benefit becomes due and payable and only in such installments or other manner of payment as is provided under the relevant Pension Plan or agreement, provided, however, that if a Participant so elects, by giving written notice to the Plan Administrator, and if the Committee approves such election, payment of such Supplemental Benefit shall be in a lump sum equal to the present value of such Participant's Supplemental Benefit accrued to the date of such Participant's retirement under the relevant Pension Plan or agreement (or the lump sum value of the Supplemental Benefit calculated with reference to the Retirement Earnings Plan provisions of any Pension Plan). For the purpose of determining the present value of a Participant's accrued Supplemental Benefit, the "Applicable Mortality Table" and the "Applicable Interest Rate" shall be used, as defined below. Except as may be permitted pursuant to the proviso to the first sentence of this Paragraph (b), no person shall have a right to acceleration of any such payment. No person shall be entitled to anticipate such benefit by assignment, pledge or transfer in any form or manner prior to actual or constructive receipt of payment.

                           (1) The "Applicable Mortality Table" means the mortality table prescribed by the Secretary of the Treasury pursuant to Code Section 417(e). Such table shall be based on the prevailing commissioners' standard table (described in Code Section 807(d)(5)(A)) used to determine reserves for group annuity contracts issued on the date as of which the





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                                 present value is being determined (without
                                 regard to any other subparagraph of Code
                                 Section 807(d)(5)).

                           (2) The "Applicable Interest Rate" means the average annual rate of interest on 30-year Treasury securities determined as of the third calendar month preceding the month during which the benefit commencement occurs.

              (c) In the event that a Supplemental Benefit becomes payable in accordance with this Article IV, Section 4.01, Paragraph (b) and in the event the relevant Pension Plan or agreement is terminated in accordance with its terms, then the Participant shall have a right to only the Supplemental Benefit accrued to the date of termination of the relevant Pension Plan or agreement. In such event, Honeywell shall remain liable for the payment of the Supplemental Benefit and payment shall be made at such times and in such manner as the Plan Administrator shall determine, unless the Participant shall have made the election referred to in Paragraph (b) of this Section 4.01, in which event payment shall be made pursuant to such election, if approved by the Committee as therein required. Such accrued Supplemental Benefit shall remain subject to Paragraphs (a) and (b) of this Section 4.01.

              (d) Except to the extent that a participant's Supplemental Benefits are funded as described in Section 4.01(a), the rights and interest of any participant, joint annuitant, or beneficiary to a Supplemental Benefit under this Plan shall be the same as any other unsecured creditor of Honeywell (or any successor thereto). In the event of any bankruptcy proceeding by or against Honeywell, a participant, joint annuitant or beneficiary shall be entitled to prove a claim for any unpaid portion of the benefit provided by the Plan.


Article V - Administration

5.01 Plan Administrator - The Board of Directors shall name a Plan Administrator. Such Plan Administrator shall serve at the convenience of the Board of Directors and shall serve without compensation. The Plan Administrator shall keep such records as necessary for the proper administration of the Plan and shall report to the Board of Directors at such time or times as the Board of Directors shall designate.

5.02 Benefit Determination - The Plan Administrator shall determine the amount and timing of any benefit paid under the Plan. The Plan Administrator shall rely on the records of Honeywell in determining any participant's eligibility for and amount of benefit under the Plan. In the event that the Plan Administrator's reliance on the records of Honeywell causes a benefit to be over or under paid, the Plan Administrator shall adjust future payments to be increased or decreased as required. If such future payments are insufficient to recover any overpayment to a





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              participant, the Plan Administrator shall withhold any payments then due a participant and take any action deemed appropriate to recover the balance of the overpayment.

5.03 Benefit Appeals - The Plan Administrator shall establish an appeals procedure as defined by U.S. Department of Labor regulations. Such procedures will provide that the participant has sixty (60) days upon receipt of any benefits or denial of benefits to file an appeal with the Plan Administrator. The Plan Administrator must respond within sixty (60) days of receiving the appeal, in writing, specifically identifying those Plan provisions on which the benefit denial was based and indicating what information the participant must supply in order to perfect a claim for benefits.

5.04 Nonduplication of Benefits - To avoid the duplication of benefits, the amount of any similar benefits under this Plan shall be offset and reduced by the amount of any similar benefit provided the participant under other supplemental pension plans sponsored by Honeywell International Inc. (other than the Honeywell International Inc. Supplemental Executive Retirement Plan for Executives in Career Band 6 and Above) for which the participant may be eligible, regardless of whether the payments under this Plan are made at an earlier or a later date than payments under a similar plan would have been made.

Article VI - Amendment and Termination

6.01 Plan Amendments - Honeywell reserves the right to amend the plan from time to time. The Plan may be amended by the Committee; provided however, that no amendment shall reduce any benefit being paid or then payable to a participant. Further, no amendment shall reduce the benefits provided by the Plan to participants or alter in any manner the rights of the participants to benefits provided under this Plan.

6.02 Plan Termination - Honeywell reserves the right to terminate the Plan. However, such termination shall not adversely affect the rights of participants.





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                                   APPENDIX A
                                 FUNDED BENEFITS
                           FOR DESIGNATED PARTICIPANTS

         The following Participants shall have the designated portion of their Plan benefits funded as permitted in Section 4.01(a):

                                            Lump Sum Value
         Name                               of Funded Benefit            Date Benefit Funded
         ----                               -----------------            -------------------
         Richard F. Wallman                 $  2,100,000                 December 28, 2000

         Barry C. Johnson                   $  1,400,000                 December 28, 2000

         The Committee (or its delegate) may determine that the portion of the Plan providing funded Supplemental Benefits to Participants designated on this Appendix shall be separated from the remaining portion of this Plan as of December 20, 2000 (or such later date as may be established by the Committee) and shall thereafter constitute a separate plan, program or arrangement with terms and provisions identical to this Plan. Supplemental Benefits under such separate plan, program or arrangement and this Plan shall be calculated to avoid duplication or omission of benefits.